February 12, 2016

State Street Bank and Trust Company

Channel Center

1 Iron Street

Boston, Massachusetts 02210

Attention: James M. Curran, Vice President

Re:	RIDGEWORTH FUNDS (the “Fund”)

Ladies and Gentlemen:

Please be advised that the undersigned Fund has established a new series of shares to be known as RIDGEWORTH CAPITAL INNOVATIONS GLOBAL RESOURCES AND INFRASTRUCTURE FUND (the “Portfolio”).

In accordance with Section 18.6, the Additional Portfolios provision, of the Master Custodian Agreement] dated as of August 30, 2010, as amended, modified, or supplemented from time to time (the “Agreement”), by and among each registered investment company party thereto, and State Street Bank and Trust Company (“State Street”), the undersigned Fund hereby requests that State Street act as Custodian for the new Portfolio under the terms of the Agreement. In connection with such request, the undersigned Fund hereby confirms, as of the date hereof, its representations and warranties set forth in Section 18.7 of the Agreement.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,

RIDGEWORTH FUNDS
on behalf of:
RIDGEWORTH CAPITAL INNOVATIONS GLOBAL RESOURCES AND INFRASTRUCTURE FUND

By:	/s/ Julia Short
Name:	Julia Short
Title:	President, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Gunjan Kedia
Name:	Gunjan Kedia
Title:	Executive Vice President, Duly Authorized

Effective Date: February 19, 2016